UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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FTAI Aviation Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FTAI AVIATION LTD.
415 W 13th Street, 7th Floor
New York, New York 10014

SUPPLEMENT TO PROXY STATEMENT

For the 2025 Annual General Meeting of Shareholders to Be Held on May 29, 2025

This proxy statement supplement, dated May 7, 2025 (this “Supplement”), supplements the proxy statement dated April 16, 2025 (the “Proxy Statement”) in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of FTAI Aviation Ltd., a Cayman Islands exempted company, for use at the Annual General Meeting to be held on May 29, 2025, at 9:00 a.m., Eastern Time at Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, One Manhattan West, New York, New York 10001 and any adjournment or postponement thereof. “We,” “our,” “us,” “the Company” and “FTAI” each refers to FTAI Aviation Ltd. and its subsidiaries. The mailing address of our executive office is 415 W 13th Street, 7th Floor, New York, New York 10014.

The purpose of this Supplement is to provide information relating to recent changes to our Board. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Proposal No. 1 as set forth in the Proxy Statement is hereby amended to reflect that the Board has increased the size of the Board to seven members and appointed Shyam Gidumal to serve on the Board as a Class II Director for a term expiring at the 2027 annual meeting of shareholders. The Board also appointed Mr. Gidumal as a member of the Audit Committee of the Board. You are not being asked to vote in favor of the election of Mr. Gidumal at the Annual Meeting.

Biographical information concerning Mr. Gidumal is set forth below.

Class	Term Expiration	Director	Age
Class II	2027	Shyam Gidumal	65

Shyam Gidumal
Mr. Gidumal has served on our Board since May 2025. Mr. Gidumal has been a member of the board of directors of Renaissance Reinsurance (NYSE:RNR) since 2022 where he serves as a qualified financial expert on the audit committee. From February 2020 to November 2021, he served as the President and Chief Operating Officer of WeWork Inc. From March 2011 to June 2019, Mr. Gidumal served as a Principal/Partner at Ernst & Young, where he was a leader of the post-merger integration practice and the Retailer and Consumer Products Segment. Over his career he has held several executive roles, including at Worldcom (Asia), Acterna, Armstrong Furniture, and The Boston Consulting Group. Mr. Gidumal has been a Member of the Board of Directors of the National Multiple Sclerosis Society since 2014. Mr. Gidumal’s over 40 years of experience in global operational leadership, digital transformation, and strategy development as a senior executive, board member, private equity investor and advisor across various industries led our Board to conclude that he should serve as a director.

ADDITIONAL INFORMATION REGARDING THE APPOINTMENT OF MR. GIDUMAL

We have set forth below certain information updating the Proxy Statement to reflect the appointment of Mr. Gidumal. For detailed information regarding the composition of our Board and its committees, as well as other corporate governance policies, please refer to the Proxy Statement.

Based on information provided by Mr. Gidumal, the Board has determined that Mr. Gidumal is “independent” for purposes of the Nasdaq Stock Market LLC (“Nasdaq”) listing standards. Our Board also determined that Mr. Gidumal satisfies the audit committee independence standards under applicable rules of Nasdaq and the U.S. Securities and Exchange Commission.

As of the date of this Supplement, Mr. Gidumal does not beneficially own any ordinary shares of the Company.

LEAD INDEPENDENT DIRECTOR APPOINTMENT

The discussion under the caption, “Statement on Corporate Governance” is hereby updated to reflect that Judith Hannaway was appointed as lead independent director, effective May 7, 2025. Our Corporate Governance Guidelines were amended to provide for the selection of a lead independent director if the Chairperson of the Board is not an independent director. For additional information, including a description of the lead independent director’s responsibilities, please refer to our Corporate Governance Guidelines on our website.

The following replaces in its entirety, the discussion under the caption, “Executive Sessions of Non-Management Directors” on page 12 of the Proxy Statement:

Executive Sessions of Independent Directors

Executive sessions of the independent directors occur during the course of the year. Our lead independent director presides over such executive sessions.

VOTING MATTERS

This supplement does not change any of the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a shareholder, your vote is very important, and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. We will not make available or distribute, and you do not need to submit, a new proxy card or provide new voting instructions and voting instructions already returned by shareholders (via Internet, telephone or mail) will remain valid and will be voted on all matters at the Annual Meeting unless revoked. If you have not yet returned your proxy card or submitted your voting instructions, please return the proxy card or provide voting instructions.